EXHIBIT 99.1

Matritech to Report Second Quarter 2005 Financial Results

on August 2, 2005

Company to Announce Record Sales

Newton, Mass. – (BUSINESS WIRE)—July 20, 2005--Matritech, Inc. (Amex: MZT) will hold a conference call on Tuesday, August 2, 2005, at 8:30 a.m. Eastern Time to discuss second quarter 2005 financial results and provide a company update. The call will be webcast and can be accessed on the Matritech web site at www.matritech.com.

The Company expects to report product revenue of approximately $2,600,000, which would be 60% greater than for the second quarter of 2004. Due to the strong demand for its NMP22® BladderChek® Test, Matritech reaffirms its expectation that the increase in sales of the BladderChek Test in 2005 will exceed the increase for 2004.

The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act

Any forward-looking statements relate to the Company's current expectations of the Company’s product sales. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products and the impact of competitive products and pricing. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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Contact:

For Matritech

Kathleen O'Donnell, 617-928-0820 x270